UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): May 11, 2016

NEOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37508	27-0395455
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2940 N. Highway 360

Grand Prairie, TX 75050

(972) 408-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On May 11, 2016, Neos Therapeutics, Inc. (the “Company”) entered into a Facility Agreement (the “Agreement”) with Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P. (together, the “Lenders”). The Agreement consists of a six-year term loan facility for an aggregate original principal amount of $60.0 million (the “Borrowings”), all of which was drawn down by the Company on May 11, 2016. The Borrowings under the Agreement bear interest through maturity at 12.95% per annum, payable quarterly in arrears commencing on June 1, 2016.

The obligations under the Agreement are secured by a lien on substantially all of the Company and its subsidiaries’ tangible and intangible property, subject to customary exceptions and exclusions from collateral. All obligations under the Agreement are unconditionally guaranteed by the Company’s domestic subsidiaries. These guarantees are secured by substantially all of the present and future property and assets of the guarantors, with certain exclusions.

Principal payments on the Borrowings are paid in equal annual installments beginning on May 11, 2019, with the outstanding balance to be repaid on May 11, 2022. If all or any of the Borrowings are prepaid or required to be prepaid under the Agreement, then the Company shall pay, in addition to such prepayment, a prepayment premium equal to (i) 9.75% of the amount of principal prepaid, plus all interest which, absent such prepayment, would have accrued on the principal prepaid through May 11, 2019, if such prepayment occurs prior to May 11, 2019, (ii) 9.75% of the amount of principal prepaid if such prepayment occurs on or after May 11, 2019, but prior to May 11, 2020, (iii) 6.5% of the amount of the principal prepaid if such prepayment occurs on or after May 11, 2020 but prior to May 11, 2021; and (iv) 3.25% the amount of the principal prepaid if such prepayment occurs on or after May 11, 2021.

Under the Agreement, the Company has the right, at its option, to pay in kind its first four quarterly interest payments.  Any such paid-in-kind interest shall be added to the outstanding principal amount and must be repaid on June 1, 2017.  The Company has elected to pay in kind its first interest payment due June 1, 2016.

In addition, upon the occurrence of a change of control or the sale of substantially all of the assets of the Company and its subsidiaries, the Company shall prepay the outstanding amount of the Borrowings, and the Company shall pay, in addition to such prepayment, a prepayment premium equal (i) 9.25% of the amount of principal prepaid plus all interest which, absent such prepayment, would have accrued on the principal through May 11, 2017, if such prepayment occurs prior to May 11, 2017, (ii) 9.25% of the amount of principal prepaid if such prepayment occurs on or after May 11, 2017, but prior to May 11, 2018, (iii) 6.0% of the amount of the principal prepaid if such prepayment occurs on or after May 11, 2018 but prior to May 11, 2019; (iv) 2.75% of the amount of the principal prepaid if such prepayment occurs on or after May 11, 2019 but prior to May 11, 2020 and (v) 2.0% of the amount of the principal prepaid on or after May 11, 2020.

Upon execution of the Agreement, the Company paid a yield enhancement payment to the Lenders of $1.35 million. The Company has also agreed to reimburse the Lenders for all reasonable out-of-pocket expenses in connection with the Agreement and any amendments or modifications to the Agreement.

The Agreement contains customary affirmative covenants, negative covenants and events of default, as defined in the Agreement, including covenants and restrictions that, among other things, require the Company and its subsidiaries to satisfy certain financial covenants and restricts the ability of the Company and its subsidiaries’ ability to incur liens, incur additional indebtedness, enter into joint ventures or partnerships, engage in mergers and acquisitions, engage in asset sales and declare dividends on its capital stock. A failure to comply with these covenants could permit the Lenders under the Agreement to declare the Borrowings, together with accrued interest and fees, to be immediately due and payable, plus any applicable additional amounts relating to a prepayment or termination, as described above.

The Lenders own less than 3% of the capital stock of the Company as of December 31, 2015, based on a Schedule 13G filed with the SEC on February 16, 2016. There are no warrants or any other equity to be issued as part of this debt financing.

The foregoing description of the material terms of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

Item 2.02              Results of Operations and Financial Condition.

On May 16, 2016, the Company announced its financial results for the quarter ended March 31, 2016. The full text of the press release issued in connection with the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release dated May 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOS THERAPEUTICS, INC.

Date:	May 16, 2016
By:	/s/ Vipin Garg
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 16, 2016